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                                                                    EXHIBIT 5.1

                                                                 April 28, 1996

MetaTools, Inc.
6303 Carpinteria Avenue
Carpinteria, CA 93013

                    RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 516,387 shares of your Common Stock (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling stockholders named in the Registration Statement. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Shares.

  It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,

                                          Wilson Sonsini Goodrich & Rosati
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati